Exhibit 99.2

              Gene Logic and Organon Enter Collaboration to Find New Therapeutic Applications for Clinical Drug Candidates

    GAITHERSBURG, Md. & OSS, The Netherlands--(BUSINESS WIRE)--April 21, 2006--Gene Logic Inc. (NASDAQ:GLGC) and Organon announced today that they have entered into a drug repositioning agreement to seek alternative development paths for multiple drug candidates of which Organon has previously discontinued clinical development.
    Under the terms of the agreement, Gene Logic will seek new therapeutic uses for Organon compounds. Upon discovery of potential new therapeutic utility, both companies will become equal owners and may decide to jointly develop and commercialize the drug candidate. Gene Logic will receive a success-based milestone payment for each therapeutic candidate that Organon chooses to enter into clinical development.
    Gene Logic's Drug Repositioning Program seeks to find alternative development paths for drug candidates with good safety records that have been deprioritized or discontinued in Phase II or Phase III clinical trials. The program offers pharmaceutical partners a novel approach to bolster their late-stage pipelines with safe, high-quality drug candidates that originated from their own R&D efforts. Applying a diverse set of drug discovery technologies in parallel, Gene Logic's Drug Repositioning Program evaluates drug candidates for potential utility across a wide spectrum of disease indications.
    David Nicholson, Executive Vice President of Global Research & Development at Organon said, "We believe Gene Logic's program has the potential to find new value in our previously deprioritized drug candidates. Organon continues to seek new technologies to increase our drug research output. This technology is an opportunity to address that."
    Louis Tartaglia, Ph.D., General Manager and Senior Vice President of Drug Repositioning for Gene Logic, said, "We believe that this agreement with Organon--part of a long history of productive relationships between the two companies--represents a significant opportunity for both parties. Gene Logic's Drug Repositioning Program is designed to provide a comprehensive picture of the drug candidates' biological activities and determine if there are new therapeutic uses for these potential medicines. Finding new therapeutic uses for deprioritized drug candidates of Organon would benefit both companies and bring new medicines to patients."

    Gene Logic Overview

    Gene Logic is leading the transformation of pharmaceutical research and development with its extensive gene expression databases, pioneering efforts in toxicogenomics, sophisticated bioinformatics expertise, specialty nonclinical services testing capabilities and cutting edge technology program for drug repositioning. Gene Logic technologies and services are used by many of the world's top pharmaceutical and biotechnology companies. Over 150 organizations and government agencies have benefited from Gene Logic's diverse portfolio of drug development services, enabling them to make more informed, more reliable and more predictive decisions at each point in the highly complex and costly drug development process. Gene Logic currently has drug repositioning agreements with Pfizer, Roche, and Millennium Pharmaceuticals. Founded in 1994, Gene Logic is headquartered in Gaithersburg, Md., with additional research and development facilities in Cambridge, Mass. and Berkeley, Calif. The Company maintains customer support operations in Europe and Asia and currently has about 450 employees worldwide. For more information, visit www.genelogic.com or call toll-free - 1/800/GENELOGIC.

    Organon Overview

    Organon - with shared head offices in Roseland, NJ, USA and Oss, The Netherlands - creates, manufactures and markets innovative prescription medicines that improve the health and quality of human life. Through a combination of independent growth and business partnerships, Organon strives to remain or become one of the leading biopharmaceutical companies in each of its core therapeutic fields: fertility, gynecology, anesthesia and neuroscience. Research areas also include immunology and oncology. Organon products are sold in over 100 countries, of which more than 60 have an Organon subsidiary. Organon is the human health care business unit of Akzo Nobel.

    Safe Harbor Statement*

    This press release may contain statements which address such key issues as Organon's growth strategy, future financial results, market positions, product development, pharmaceutical products in the pipeline, and product approvals. Such statements should be carefully considered, and it should be understood that many factors could cause forecasted and actual results to differ from these statements. These factors include, but are not limited to, price fluctuations, currency fluctuations, progress of drug development, clinical testing and regulatory approval, developments in raw material and personnel costs, pensions, physical and environmental risks, legal issues, and legislative, fiscal, and other regulatory measures. Stated competitive positions are based on management estimates supported by information provided by specialized external agencies. For a more comprehensive discussion of the risk factors affecting our business please see our Annual Report on Form 20-F filed with the United States Securities and Exchange Commission, a copy of which can be found on the Akzo Nobel corporate website www.akzonobel.com. The 2005 Annual Report on Form 20-F will be available at the end of the second quarter of 2006.

    * Pursuant to the U.S. Private Securities Litigation Reform Act
1995.



    CONTACT: Gene Logic Inc.
             Customer contact:
             Doug Dolginow, M.D., 301-987-1706
             ddolginow@genelogic.com
             or
             Investor contact:
             Robert G. Burrows, 301-987-1824
             rburrows@genelogic.com
             or
             Media contact:
             Christopher Culotta, 301-987-1752
             cculotta@genelogic.com
             or
             Organon
             Media contact:
             Monique Mols, +31 412 66 54 40
             monique.mols@organon.com